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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

AXONYX INC.
(Name of Small Business Issuer in Its Charter)

NEVADA (State or Other Jurisdiction of Incorporation or Organization)	86-0883978 (I.R.S. Employer Identification No.)
825 THIRD AVENUE, 40th FLOOR, NEW YORK, NEW YORK (Address of Principal Executive Offices)	10022 (Zip Code)

AXONYX INC. 1998 STOCK OPTION PLAN
AXONYX INC. 2000 STOCK OPTION PLAN
(Full Title of the Plans)

Marvin S. Hausman, M.D., President & Chief Executive Officer
825 Third Avenue
40th Floor
New York, New York 10022
(212) 688-4770
(Name, Address and Telephone Number of Agent for Service)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, par value $0.001	2,395,900	$7.00 - $18.62	$24,085,454	$6,358.56

(1)
This Registration Statement shall also cover any additional shares of Common Stock which become issuable under the 1998 and 2000 Stock Option Plans of Axonyx Inc. by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant's receipt of consideration which results in an increase in the number of outstanding shares of the Registrant's Common Stock.

(2)
Calculated solely for purposes of this offering under Rule 457(h) of the Securities Act of 1933, as amended, on the basis of (i) the actual exercise prices of $7.00 per share for 5,000 shares; $7.20 per share for 20,000 shares; $8.00 per share for 2,500 shares; $8.12 per share for 1,500 shares; $8.125 per share for 100,000 shares; $8.50 per share for 20,000 shares; $9.00 per share for 7,500 shares; $9.50 per share for 150,000 shares; $9.69 per share for 2,000 shares; $10.00 per share for 7,500 shares; $11.00 per share for 178,000 shares; $11.50 per share for 280,000 shares; and $18.62 per share for 600 shares with respect to outstanding options; and (ii) the average of the closing bid and ask prices of the Common Stock on October 11, 2000 of $9.94 with respect to 621,300 shares of Common Stock subject to future grants of options under the 1998 Stock Option Plan and 1,000,000 shares of Common Stock subject to future grants of options under the 2000 Stock Option Plan.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.  Plan Information.

    See Item 2 below.

Item 2.  Registrant Information and Employee Plan Annual Information.

    The documents containing the information specified in Part I, Items 1 and 2 will be delivered to each of the participants in accordance with Form S-8 and Rule 428 promulgated under the Securities Act of 1933. The participants shall be provided with a written statement notifying them that upon written or oral request they will be provided, without charge, (a) the documents incorporated by reference in Item 3 of Part II of the registration statement, and (b) other documents required to be delivered pursuant to Rule 428(b). The statement will inform the participants that these documents are incorporated by reference in the Section 10(a) prospectus, and shall include the address and telephone number to which the request is to be directed.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 3.  Incorporation of Documents by Reference.

    Axonyx Inc. hereby incorporates by reference into this Registraton Statement the following documents previously filed with the Securities and Exchange Commission ("SEC"):

  1.
  The Annual Report on Form 10-KSB for the year ended December 31, 1999, filed with the SEC on March 13, 2000;

  2.
  The Quarterly Reports on Form 10-QSB for the quarters ended March 31, 2000 and June 30, 2000, filed with the SEC on May 15, 2000 and on August 14, 2000, respectively; and

  3.
  The description of our common stock set forth in the Amendment No. 1, Registration Statement on Form 10-SB, filed with the SEC on August 10, 1999.

Item 4.  Description of Securities.

    Not applicable.

Item 5.  Interests of Named Experts and Counsel.

    Not applicable.

Item 6.  Indemnification of Directors and Officers.

    The Nevada General Corporation Law allows us to indemnify our officers and directors from liability incurred by reason of the fact that he or she is or was an officer or director of the corporation. We may authorize such indemnification if we determine that it is proper under the circumstances. This determination can be authorized based on a vote of our stockholders, by a majority vote of a quorum of directors who were not parties to the relevant legal action, or under certain circumstances, by independent legal counsel in a written opinion. The indemnification can include, but is not limited to, reimbursement of all fees, including amounts paid in settlement and attorney's fees actually and reasonably incurred, in connection with the defense or settlement of any action or suit by the officer or director. The Restated Articles of Incorporation and the By-Laws of Axonyx Inc. contain provisions relating to indemnification of officers and directors. Those provisions appear below.

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    Article XI of the Articles of Incorporation of Axonyx Inc. provides as follows:

    The personal liability of the directors of the corporation is hereby eliminated to the fullest extent permitted by the provisions of the Nevada Revised Statutes of the State of Nevada, as the same may be amended and supplemented. The corporation shall indemnify any person who incurs expenses by reason of the fact that he or she is or was an officer, director, employee or agent of the corporation. This indemnification shall be mandatory on all circumstances in which indemnification is permitted by law.

    Article VI of the By-Laws of Axonyx Inc. provides as follows:

    The corporation shall, to the maximum extent and in the manner permitted by the Nevada Revised Statutes, indemnify each of its directors and officers against expenses (including attorneys' fees), judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was an agent of the corporation. For purposes of this Section 6.1, a "director" or "officer" of the corporation includes any person (i) who is or was a director or officer of the corporation, (ii) who is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, or (iii) who was a director or officer of a corporation which was a predecessor corporation of the corporation or of another enterprise at the request of such predecessor corporation.

    The corporation shall have the power, to the maximum extent and in the manner permitted by the Nevada Revised Statutes, to indemnify each of its employees and agents (other than directors and officers) against expenses (including attorneys' fees), judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was an agent of the corporation. For purposes of this Section 6.2, an "employee" or "agent" of the corporation (other than a director or officer) includes any person (i) who is or was an employee or agent of the corporation, (ii) who is or was serving at the request of the corporation as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or (iii) who was an employee or agent of a corporation which was a predecessor corporation of the corporation or of another enterprise at the request of such predecessor corporation.

    The corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of the Nevada Revised Statutes.

    We have purchased and maintained insurance covering our officers and directors for the purpose of covering indemnification expenses.

    At present, there is no pending litigation or proceeding involving a director, officer, employee or agent of our company as to which indemnification is being sought.

Item 7.  Exemption from Registration Claimed.

    Not applicable.

Item 8.  Exhibits.

    The Exhibits required by Item 601 of Regulation S-B, and an index thereto, are attached.

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Item 9.  Undertakings.

    (a) We hereby undertake to:

  (1)
  File, during any period in which it offers or sells are being made, a post-effective amendment to this registration statement to include any additional or changed material information on the plan of distribution.

  (2)
  For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement relating to the securities offered, and the offering of securities at that time to be the initial bona fide offering.

  (3)
  File a post-effective amendment to remove from registration any of the securities that remain unsold at the termination of the offering.

    (b) We hereby undertake that, for the purposes of determining any liability under the Securities Act, each filing of our annual report pursuant to Section 13(a) of Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by our directors, officers or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether indemnification is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, we certify that we have reasonable grounds to believe that Axonyx Inc. meets all of the requirements for filling on Form S-8 and we have authorized this registration statement to be signed on our behalf by the undersigned, thereunto duly authorized, in New York, New York, on October 5, 2000.

Axonyx Inc.
By:	/s/ MARVIN S. HAUSMAN Marvin S. Hausman, M.D. President & Chief Executive Officer

POWER OF ATTORNEY

    KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Albert D. Angel and Marvin S. Hausman, M.D. and each of them acting alone, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement on Form S-8, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or each of them acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ ALBERT D. ANGEL Albert D. Angel	Chairman of the Board	October 11, 2000
/s/ MARVIN S. HAUSMAN Marvin S. Hausman, M.D.	President & Chief Executive Officer and Director (Principal Executive Officer)	October 11, 2000
/s/ ABRAHAM E. COHEN Abraham E. Cohen	Director	October 12, 2000
/s/ MICHAEL M. STRAGE Michael M. Strage	Vice President, Treasurer and Director (Principal Financial & Accounting Officer)	October 12, 2000
/s/ MICHAEL R. ESPEY Michael R. Espey	Vice President, Secretary, General Counsel and Director	October 12, 2000
/s/ CHRISTOPHER WETHERHILL Christopher Wetherhill	Director	October 12, 2000

Exhibit No.		Description of Document
3.1	*	Restated Articles of Incorporation dated June 23, 2000
3.2	**	By-Laws
5.1		Opinion of Gordon & Silver, Ltd. regarding legality of the Common Stock being registered.
23.1		Consent of Richard A. Eisner & Company LLP
23.2		Consent of Gordon & Silver, Ltd. (Reference is made to Exhibit 5.1.)
24.1		Power of Attorney. (See signature page.)
99.1	***	Axonyx Inc. 1998 Stock Option Plan
99.2		Axonyx Inc. 2000 Stock Option Plan

*
Incorporated by reference to the corresponding exhibit in the Form 10-QSB previously filed by the Company on August 14, 2000.

**
Incorporated by reference to the corresponding exhibit in the Registration Statement on Form 10-SB previously filed by the Company on March 17, 1999 (File no. 000-25571).

***
Incorporated by reference to the corresponding exhibit in the Form 10-KSB previously filed by the Company on March 13, 2000.

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PART I INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
POWER OF ATTORNEY